Exhibit (p)(9)

Code of Ethics

Policy Effective Date: January 2, 2018

TABLE OF CONTENTS

I.	Introduction and Background		3

II.	Definitions		5

III.	Insider Trading Policies and Procedures		11

IV.	Conflicts of Interest		14

	A.	Gifts and Entertainment	14

	B.	Political Contributions	16

	C.	Outside Employment or Business Activities	18

V.	Other Code Provisions		22

	A.	Additional Restrictions Under Rule 17j-l(a) Under the 1940 Act	22

	B.	Confidentiality of Information	22

	C.	Whistleblower Provisions	23

	D.	Social Media	24

VI.	Personal Securities Trading Policies		25

	A.	Introduction/Purpose	25

	B.	Applicability and Scope	25

	C.	Policy Details/Discussion	25

	D.	Additional Requirements	29

	1.	Monitored Personal Trading Activity	29

	2.	Exceptions to Reporting Requirements	29

	3.	Managed Accounts	29

	4.	Personal Securities Trading Reporting	30

	5.	Updating the Company’s Personal Trading System	30

	6.	Approved Broker-Dealers	31

	7.	Account Statements and Trade Confirmations	31

	8.	Proprietary Funds	32

	9.	Preclearing Trades in the Personal Securities Trading System	32

	10.	Profit Disgorgement on Short-Term Trading	33

	11.	Prohibition of Short-Selling Securities	33

	12.	Trading Frequency	33

VII.	Code Violations		34

Appendix A – Proprietary Fund List			35
Appendix B – Managed Accounts Annual Certification			37
Appendix C – Approved Brokers List			38
Appendix D – Initial/Annual Employee Certification			39

I.	Introduction and Background

This Code of Ethics (the “Code”) has been adopted by CenterSquare Investment Management LLC, referred to herein as, the “Company”, the “Adviser”, the “Firm”, or “CenterSquare”, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), primarily for the purpose of providing rules for Employees with respect to adherence to certain standards of conduct along with abiding by policies regarding personal securities transactions. Definitions of terms can be found in Section II.

Securities and Exchange Commission (the “SEC”) Rule 204A-1 (the “Rule”) under the Advisers Act, as amended, requires investment advisers to adopt a code of ethics. The Rule requires an investment adviser’s code of ethics to set forth standards of conduct and requires Supervised Persons to comply with applicable federal securities laws. The code of ethics must address personal trading, including the reporting of personal securities holdings and transactions and the pre-approval of certain transactions and investments. This Code was adopted to adhere to the Rule. As a sub-adviser to one or more Investment Companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Code also adheres to Rule 17j-1 under the 1940 Act.

The Code applies to all Supervised Persons of the Company. In addition, the Rule requires any Supervised Person that is also an Access Person (as defined herein) of the Adviser to report, and the investment adviser to review, their personal securities transactions and holdings periodically. The Advisers Act defines “Access Person” to mean any supervised person of the Adviser who (1) has access to non-public information regarding the Adviser’s advisory clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or (2) is involved in making securities recommendations to the Adviser’s advisory clients, or who has access to such recommendations that are non-public. Refer to section VI for personal security trading policies.

Importance of Compliance

CenterSquare provides investment advisory services for its clients’ investments in private equity real estate investments and publicly traded real estate securities and publicly traded infrastructure securities. CenterSquare’s clients are primarily institutional pension plans. Investment vehicles advised or subadvised by CenterSquare include separate accounts, private commingled real estate funds, other pooled investment vehicles including foreign funds and subadvised bank collective funds. Additionally, CenterSquare is a subadviser to multiple Investment Companies.

CenterSquare has a fiduciary duty to each and every one of its clients. The policy of CenterSquare is to treat its clients fairly and equitably, including to protect the interests of each of its clients and to place a client’s interests first and foremost in each and every situation. The Adviser’s fiduciary duty includes providing to clients and potential clients full and fair disclosure of all relevant facts and any potential or actual conflicts of interest. Each Employee has a responsibility to act in a manner consistent with this duty.

Every Employee of the firm is asked to focus on the interests of the clients first, and bring to the attention of CenterSquare’s Compliance Team (“Compliance”) any matter that appears to them to compromise the interest of any client. It is the responsibility of all Employees to fully understand and comply with the Code and the policies of CenterSquare and to seek guidance whenever necessary.

Regulatory Background

The investment management industry is closely regulated under the provisions of the federal securities laws including, but not limited to, the Advisers Act and the 1940 Act, and by the regulations and interpretations of the SEC under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under the federal securities laws. These legal concepts do not remain static, and further developments of the law in these areas may be expected. They were developed in an effort to self-regulate and preserve investors’ confidence that their interests are placed ahead of our own personal trading activities. Supervised Persons of the Company should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

The firm’s Chief Compliance Officer (“CCO”) shall provide this Code, as well as any amendments, to each Supervised Person, and each Supervised Person shall be required to provide written acknowledgement of receipt thereof and understanding of its contents on no less than an annual basis.

II.	Definitions

The following represent terms and related definitions that are used in this Code.

Access Persons

An Access Person means any Supervised Persons of the Company who (1) has access to nonpublic information regarding any advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (2) is involved in making securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic. CenterSquare’s Chief Compliance Officer (“CCO”) is solely responsible for designating Access Persons. All Employees of CenterSquare are designated as an Access Person, unless otherwise determined by the CCO to be exempt from this definition based on their ability to access proprietary information. The CCO may designate other non-employee supervised persons as Access Persons.

Automatic Investment Plan

A program in which regular periodic purchases (withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation. Examples include: Dividend Reinvestment Plans (DRIPS), payroll deductions, bank account drafts or deposits, automatic mutual fund investments/withdrawals (PIPS/SWIPS), and asset allocation accounts.

Covered Associates

Covered Associates for CenterSquare shall mean all Senior Executive Officers as well as members of the Client Service Team and other Employees or individuals designated by the CCO.

Covered Securities

Covered Securities means any security as defined in section 2(a)(36) of the 1940 Act, except:

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by Investment Companies

Covered Government Official

Means a 1) state or local governmental official; 2) candidate for state or local office; 3) federal candidate, or successful candidate for elective office of a state or local government entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, by a state or a political subdivision of a state.

Direct Ownership

Direct ownership means Employee is named on the security or account.

Employee

An individual employed by CenterSquare. This includes all full-time and part-time employees in all CenterSquare locations.

Exempt Securities

All securities require reporting unless expressly exempt by this policy. The below securities are exempt from reporting.

•	Cash and cash-like securities (e.g., bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements).

•	Direct obligations of the United States.

•

High-quality, short-term debt instruments having a maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization or which is unrated but of comparable quality.

•	Securities issued by open-end investment companies (i.e., mutual funds and variable capital companies) that are not exchange traded funds and not a Proprietary Fund.

•

Securities in non-Company 401(k) plans (e.g., spouse’s plan, previous employer’s plan, etc.) unless the non-Company 401(k) plan contains a self-directed account in which reportable securities can be traded.

•	Securities in qualified tuition programs (“529 Plans”), except to the extent the qualified tuition programs hold Proprietary Funds.

•	Fixed annuities.

•	Variable annuities that invest in funds which are not Proprietary Funds.

•	Securities held in approved non-discretionary Managed Accounts.

•

Stock held in a bona fide Employee benefit plan of an organization not affiliated with CenterSquare on behalf of an employee of that organization, who is a member of CenterSquare Employee’s immediate family. For example, if an Employee’s spouse works for an organization unrelated to CenterSquare, the Employee is not required to report for transactions that his/her spouse makes in the unrelated organization’s company stock so long as they are part of an employee benefit plan. This exemption does not apply to any plan that allows the Employee to buy and sell securities other than those of their employer. Such situations would subject the account to all requirements of this policy.

Exchange Traded Fund (“ETF”)

A type of exchange-traded investment product that must register with the SEC under the 1940 Act as either an open-end investment company or a unit investment trust. Like mutual funds, ETFs offer investors a way to pool their money in a fund that makes investments in stocks, bonds, or other assets and, in return, to receive an interest in that investment pool. Unlike mutual funds, however, ETF shares are traded on a national stock exchange and at market prices that may or may not be the same as the net asset value (“NAV”) of shares, that is, the value of the ETF’s assets, minus its liabilities divided by the number of shares outstanding.

Front Running

The purchase or sale of securities for an Employee’s own, or the company’s, accounts on the basis of Employee’s knowledge of the company’s or company’s clients trading positions or plans.

Index Fund

An Investment Company or managed portfolio (including indexed accounts and model-driven accounts) that contain securities in proportions designed to replicate the performance of an independently maintained, broad-based index or that is based not on investment discretion but on computer models using prescribed objective criteria to replicate such an independently maintained index.

Indirect Ownership

Generally, an Employee is the indirect owner of securities if the Employee is named as power of attorney on the account or, through any contract, arrangement, understanding, relationship, or otherwise, the Employee has the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a “pecuniary interest”). Common indirect ownership situations include, but are not limited to:

•	Securities held by members of an Employee’s immediate family by blood, marriage, adoption, or otherwise, who share the same household with the Employee.

•

“Immediate family” includes an Employee’s spouse, domestic partner, children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters).

•

Partnership interests in a general partnership or a general partner in a limited partnership. Passive limited partners are not deemed to be owners of partnership securities absent unusual circumstances, such as influence over investment decisions.

•	Corporate shareholders who have or share investment control over a corporation’s investment portfolio.

•	Trusts in which the parties to the trust have both a pecuniary interest and investment control.

•

Derivative securities – An Employee is the indirect owner of any security for which the Employee has the right to acquire through the exercise or conversion of any option, warrant, convertible security or other derivative security, whether or not presently exercisable.

•	Securities held in investment clubs.

Initial Public Offering (“IPO”)

The first offering of a company’s securities to the public.

Investment Clubs

Organizations whose members make joint decisions on which securities to buy or sell. The securities are generally held in the name of the investment club. Prior to participating in an investment club, all Employees are required to obtain written permission from the CCO. Employees who receive permission to participate in an investment club are subject to the requirements of this policy.

Investment Company

A company that is registered under the 1940 Act as an open-end investment company, a closed-end investment company or unit investment trust and that issues securities that represents an undivided interest in the net assets held by the company. Mutual funds, including Money Market Funds, are open-end investment companies that issue and sell redeemable securities representing an undivided interest in the net assets of the company.

Money Market Fund

An Investment Company that invests in short-term debt instruments where its portfolio is valued at amortized cost so as to seek to maintain a stable net asset value (typically, of $1 per share).

Managed Account

An account in which the Employee has a beneficial interest but no direct or indirect control over the investment decision-making process. It may be exempted from preclearance and reporting procedures only if the CCO is satisfied that the account is truly non-discretionary (i.e., the Employee has given total investment discretion to an investment manager and retains no ability to influence specific trades).

Option

A security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specified price within a specified timeframe. For purposes of compliance with this policy, an Employee who buys/sells an option is deemed to have purchased/sold the underlying security when the option was purchased/sold. Four combinations are possible as described below:

Call Options

•	If an Employee buys a call option, the Employee is considered to have purchased the underlying security on the date the option was purchased.

•

If an Employee sells a call option, the Employee is considered to have sold the underlying security on the date the option was sold (for covered call writing, the sale of an out-of-the-money option is not considered for purposes of the 60 day trading prohibition).

Put Options

•	If an Employee buys a put option, the Employee is considered to have sold the underlying security on the date the option was purchased.

•	If an Employee sells a put option, the Employee is considered to have bought the underlying security on the date the option was sold.

Personal Trading Accounts

A discretionary investment account for which an Access Person has direct or indirect ownership.

Personal Trading Restricted Securities List

Access Persons are prohibited from holding securities in discretionary accounts that are part of CenterSquare’s universe of investable public securities. Securities that are held, or may be held, by client accounts are reported in this list and serves to prohibit Access Persons from preclearance of restricted securities.

Private Placement

An offering of securities that is exempt from registration under various laws and rules, such as the Securities Act in the United States and the Listing Rules in the United Kingdom. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Proprietary Fund

An Investment Company or commingled fund for which CenterSquare serves as a sub-adviser. Refer to Appendix A for a list of Proprietary Funds.

Reportable Securities

Any security, including Covered Securities, unless expressly exempt (see definition of Exempt Securities). Securities include any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise. It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, units in collective investment undertakings, collateral trust certificates and certificates of deposit. It also includes security-based derivatives and swaps and many types of puts, calls, straddles and Options on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account. Reportable securities also include Exchange Traded Funds.

Scalping

The purchase or sale of securities for clients for the purpose of affecting the value of a security owned or to be acquired by the Employee or the company.

Self-Directed Accounts

An account established as part of CenterSquare’s 401(k) plan or non-Company 401(k) plan that offers Employees or an Employee’s immediate family member the opportunity to build and manage their own investment portfolio through the purchase and sale of a broad variety of Investment Company Funds including Exchange Traded Funds, Index Funds, Proprietary Funds, non-Proprietary Funds, and other reportable securities.

Short Sell

The sale of a security that is not owned by the seller at the time of the trade.

Spread Betting

A type of speculation that involves taking a bet on the price movement of a security. A spread betting company quotes two prices, the bid and offer price (also, called the spread), and investors bet whether the price of the underlying security will be lower than the bid or higher than the offer. The investor does not own the underlying security in spread betting, they simply speculate on the price movement of the stock.

Supervised Persons

Supervised Persons is defined as any officer or Employee, or other person who provides investment advice on behalf of CenterSquare and is subject to the supervision and control of CenterSquare.

The CenterSquare Compliance Monitored List

The CenterSquare Compliance Monitored List is a list of publicly traded companies that are restricted for client and personal trading for various reasons. Such reasons may include, but are not limited to, a company about which CenterSquare personnel have acquired MNPI or a position where CenterSquare may have a securities filing obligation. Restrictions with regard to securities on the CenterSquare Compliance Monitored List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into or that derive their value from those securities.

III.	Insider Trading Policies and Procedures

A.	General

CenterSquare is committed to separating business units that are likely to receive material non-public information (“MNPI”), which is sometimes referred to as “inside information”, from business units that trade assets on behalf of CenterSquare or its clients, or otherwise restricting trading in the securities of issuers as to which a business unit may possess MNPI. Refer to CenterSquare’s separate Securities Firewall Policy for details relating to reporting and monitoring of MNPI. The Securities Firewalls Policy creates an information barrier around those Employees in receipt of MNPI or “potential” MNPI (as defined below). This information barrier restricts the flow of information from those Employees to other Employees to restrict the flow of MNPI among CenterSquare Employees.

CenterSquare’s Employees are in investment functions (i.e., they are Employees that either trade in securities or that provide investment advice to private joint venture real estate investments, and generally do not receive MNPI as part of their job functions). Nonetheless, CenterSquare Employees may come into contact with MNPI, possibly through private transactions involving publicly traded real estate companies, inadvertently, or pursuant to new security offerings whereby certain Employees need to be brought “over the wall” prior to gaining additional information relating to the new security offering. Pursuant to the CenterSquare Firewall Policy, if an Employee in an investment function receives MNPI, the CenterSquare CCO may use “wall crossing” or other measures to permit the investment function to continue to trade in the securities of the relevant issuer. However, if an Employee in an investment function receives MNPI and appropriate wall-crossing or other procedures are not taken, the investment function may need to cease trading in, and making recommendations with respect to, the securities of the issuer to which the information applies. Because certain CenterSquare Employees may as part of the performance of their jobs come into possession of MNPI, the Securities Firewall Policy establishes procedures to prevent the flow of MNPI across CenterSquare.

Any Employee that may receive MNPI must immediately report such MNPI to Compliance. Trading securities while in procession of MNPI or sharing MNPI with others may result in severe civil and criminal penalties. Criminal sanctions may include fines and/or imprisonment. The civil penalty may be a multiple of the profit (or loss avoided) and industry ban.

B.	Definition of Material Non-Public Information

MNPI is generally defined as material information about an issuer or its securities that has not been disclosed to the public. MNPI may be provided by internal or external sources (e.g., a prospective client or other third party) with the expectation (pursuant to an express agreement or otherwise) that the information will not be publicly disclosed and will be used solely for the business purpose for which it was conveyed. When there is a doubt, Employees should always err on the side of caution and consider information material or non-public (as defined below).

“Material” Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities. As a rule of thumb, information that would affect the market price of a security should generally be considered material. All relevant circumstances must be considered when determining whether an item of information is material. Materiality judgments should be made only by Compliance. If an Employee has any doubt, please submit the information to Compliance for a determination, since the consequences of erroneous failure to treat it as MNPI could be very severe for CenterSquare, for the issuer and for the Employee.

“Non-public” Information. Information about an issuer is “non-public” if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and may be attributable, directly or indirectly, to the issuer or its insiders is likely to be deemed non-public information.

“Potential MNPI”. Potential MNPI is information about an issuer or its securities that is:

•	material

•	non-public; and

•	either subject to an express or implied duty of confidentiality or provided to an Employee in circumstances where confidentiality is assumed.

C.	Information Barriers

“Information Barriers” refers generally to the physical and technological barriers and the set of policies and procedures that separate Employees who are likely to receive MNPI as part of their job function from Employees who trade securities or provide investment advice.

Without the prior approval of a member Compliance, no Employee of CenterSquare may communicate Potential MNPI to anyone including to any CenterSquare Employee. This prohibition applies to all Potential MNPI and not just MNPI.

In order to avoid the inadvertent receipt of MNPI, Employees of CenterSquare should clearly identify their roles when meeting with a client or representative of other companies. If a CenterSquare Employee receives Potential MNPI, whether or not he or she receives it inadvertently, he or she must immediately notify a member of Compliance. Employees may not make materiality decisions; Compliance will, in consultation with legal counsel if necessary, determine if the Potential MNPI is MNPI. The details of the information deemed to be MNPI, including the names of the Employees and business units with access to this information, must be promptly reported to Compliance.

Compliance, after receiving notice of any Potential MNPI received by an Employee, will advise as to appropriate steps and precautions to be taken, including, among other things, imposing client account trading restrictions if the Potential MNPI is determined to be MNPI. Absent written approval from Compliance, under no circumstances should Potential MNPI be shared by a CenterSquare Employee with anyone other than a member of Compliance.

D.	The CenterSquare Monitored List

Compliance maintains a CenterSquare Compliance Monitored List relating to securities for which the Adviser or any of its Employees has possession of MNPI or Potential MNPI. This restricted list is in addition to the CenterSquare Personal Trading Restricted Securities List maintained by the Company. Refer to section VI for personal securities trading policies.

Maintenance of the CenterSquare Compliance Monitored List

Compliance maintains The CenterSquare Compliance Monitored List. The CenterSquare Compliance Monitored List is highly confidential. No Employee of CenterSquare may disclose the contents of the CenterSquare Compliance Monitored List to any person without the prior approval of Compliance.

Prohibitions Relating to CenterSquare Compliance Monitored List Issuers

During the period that an issuer is on The CenterSquare Compliance Monitored List, certain trading and solicitation restrictions or prohibitions will apply. If no period is specified, then the restrictions or prohibitions will apply indefinitely and until further notice. Restrictions typically include any or all of the following:

•	CenterSquare Employees may not trade securities of the issuer for their personal securities account or any employee-related accounts;

•	CenterSquare Employees may not recommend securities of the issuer to any customer or other person or solicit orders to trade the issuer’s securities; and/or

•	CenterSquare Employees may not trade securities of the issuer for client discretionary or CenterSquare proprietary accounts.

Generally, securities of an issuer will remain on the CenterSquare Compliance Monitored List until the MNPI received by CenterSquare Employees has become public or otherwise has become stale, or Compliance otherwise determines that trading may resume.

IV.	Conflicts of Interest

CenterSquare’s relationships with clients, suppliers, vendors, government officials, competitors and the communities it serves are vital and must be transparent, objective, fair and free from conflicts. This Code provides to Employees the framework and sets the expectations for business conduct. In addition, it clarifies our responsibilities to clients, suppliers, vendors, government officials, competitors and the communities we serve and outlines important legal and ethical issues, including but not limited to: gifts, entertainment and other payments; personal conflicts of interest; fiduciary appointments and bequests; outside affiliations, outside employment and certain outside compensation issues; and disclosure of relationships and transactions.

Below outlines many common types of conflicts of interest and the procedures to be followed by CenterSquare Employees in respect of such conflicts. It is important to note that the below list is not exhaustive. Any questions regarding a conflict of interest or potential conflict of interest should be directed to an Employee’s manager, CenterSquare Compliance, or the CCO.

A.	Gifts and Entertainment

When considering accepting or presenting gifts or entertainment (including meals, receptions, social or sports events) or other expenses (such as hotel, travel, and other related expenses), Employees must ensure the principles below are followed in respect of the foregoing and is in each case subject to the pre-approval requirements set forth below:

•	Such items are not received as a form of compensation for services provided by CenterSquare or its Employees.

•	It is appropriate for the business environment.

•	It would not be considered excessive, extravagant, or, if involving the same client, supplier or vendor too frequently.

•	It is not being done with the intention or perception of exerting improper influence (for example, during a contract negotiation with a client, supplier, or vendor).

•	Be mindful of the aggregate amounts of gifts, entertainment, or other expenses presented to or accepted from a single client, vendor, or supplier and the frequency of the foregoing.

1.	Reporting Pre-Approval Limits for Gifts and Entertainment

The following sets forth approval requirements and thresholds relating to gifts and entertainment.

Gifts:

•	Cash gifts (or equivalents), received or given, are impermissible in any amount;

•	Any gifts received of a value greater than $200 collectively in the calendar year from the same customer, supplier, or vendor require written pre-approval by Compliance to be accepted;

•	Any gifts given of a value in excess of $200 require written pre-approval by Compliance to be given.

Entertainment:

•	Received, (1) of a value between $100-250 requires reporting to Compliance within 10 days of the event; (2) of a value in excess of $250 requires pre-approval before entertainment is accepted; and

•	Provided, in excess of $250 (per attendee) requires written pre-approval by Compliance.

Employees must report all gifts and entertainment received or given of a value in excess of $100 in the Compliance Reporting System. Employees will be required to confirm that they have reported all such items in excess of $100 as part of their quarterly employee compliance questionnaire.

2.	Prohibitions

An Employee may not misuse his or her position or offer, give, promise, request, or accept anything of value that is intended to seek, direct, or retain business, or to improperly influence any transaction.

An Employee must never make any secret or illegal payments, bribes, or other similar payments in any form or under any circumstances.

An Employee is prohibited from offering, promising, giving, or accepting anything of value (whether directly or indirectly) with the intent to solicit business or service to be performed by the Adviser. This prohibition applies to actual or prospective clients (including both commercial/private and governmental/public clients), third parties, service providers and suppliers, and Covered Government Officials and other government employees (which includes an officer or employee of an entity owned or controlled by a government and political parties or candidates).

3.	Additional Considerations

Additional consideration is necessary regarding gifts, entertainment, and other expenses when clients are:

•	Government employees, including Covered Government Officials (requirements vary by jurisdiction);

•	Union officials; or

•	subject to any local law or regulation of the country that may require additional reporting.

Please seek written pre-approval from Compliance prior to providing or receiving gifts, entertainment, and other expenses relating to these types of clients regardless of value.

Please refer to section IV.B below and CenterSquare’s Gifts and Entertainment Policy for more detail.

B.	Political Contributions

Certain jurisdictions and industries impose restrictions or prohibitions on Contributions (refer to definition below) to government personnel and political organizations (e.g., political parties, political action committees). These restrictions are generally intended to curb the abusive practice known as “Pay to Play.” Accordingly, certain officers, directors, and employees (and in some cases, their family members) may be restricted from making or soliciting certain Contributions. In addition to Pay to Play rules, there are Federal and State laws and regulations that govern political activities of the Adviser also prohibit the Adviser from making Contributions. A “Contribution” is any gift, subscription, loan, advance, deposit of money or anything of value that is provided for the purpose of influencing any election for United States Federal, State or local office, payment of debt incurred in connection with any such election or transition or inaugural expenses of the successful candidate for state or local office. Contributions can be monetary as well as “in-kind” such as incurring expenses for a fundraiser, campaigning, or payment for services, or purchasing of material or services. Many U.S. cities, states and other governmental entities have adopted regulations restricting political Contributions by employees of investment management firms seeking to provide services to a governmental entity.

SEC regulations limit Contributions to a Covered Government Official by Covered Associates of investment advisory firms. Except subject to the de minimis exemptions described below, pursuant to Rule 206(4)-5 (the “Pay to Play Rule”), neither CenterSquare nor any of its Covered Associates may:

•

Provide advisory services for compensation within two years after it has made a Contribution to a Covered Government Official (the “time out period”), which includes any Contribution made by a person that becomes a Covered Associate within two years of such Contribution;

•

Provide, or agree to provide, directly or indirectly, payment to any person (e.g., a placement agent) to solicit a Government Entity for investment advisory services on behalf of CenterSquare unless such person is a “regulated person” or an Employee of CenterSquare; and

•

Coordinate, or to solicit any person or political action committee: (i) to make Contributions to any Covered Government Official to which the Adviser provides or seeks to provide advisory services or (ii) to pay any political party of a state or locality where the investment adviser provides or seeks to provide investment advisory services to a Government Entity.

The CCO maintains a list of Covered Associates. Each member of each Covered Associate’s household is deemed a Covered Associate for this purpose. Exceptions to the time out period include:

•	If a Covered Associate is entitled to vote for a Covered Governmental Official, he or she may contribute $350 or less to such official, per election cycle;

•	If a Covered Associate is not entitled to vote for the Covered Governmental Official, he or she may contribute $150 or less to such official, per election cycle; and

•

If Covered Associate is not entitled to vote, and CenterSquare discovers a Contribution of $350 or less within four months of the Contribution, a return of the Contribution must be received within 60 calendar days of discovery.

The following are CenterSquare policies in place with respect to Contributions:

•	All Contributions made by a CenterSquare Employee or a member of an Employee’s household must be pre-cleared in writing regardless of whether the Employee is determined to be a Covered Associate;

•	All Employees will complete a Quarterly Compliance Questionnaire to certify pre-clearance and confirmation of adherence to policy.

•

Employees may not use company funds or assets (such as facilities, equipment or personnel) in connection with volunteer political activities or work on political fundraiser or other campaign activities during work hours; and

•

The Company and its Employees shall not engage third party solicitors or placement agents that market to governmental entities, unless the third party is a “regulated person” (e.g., a registered investment adviser, or specific broker-dealers).

Pursuant to Rule 204-2, the Adviser must also maintain records of all direct and indirect Contributions made by the Adviser or any of its Covered Associates to a Covered Government Official, or direct or indirect payments to a political party of a State or political subdivision or to a political action committee. The SEC also imposed recordkeeping requirements on all advisors/subadvisors to mutual funds. Accordingly, CenterSquare maintains lists of governmental entities relating to subadvised mutual funds as provided by the adviser of the respective mutual funds.

Please refer to CenterSquare’s Political Contributions Policy for more details.

C.	Outside Employment or Business Activities

CenterSquare may restrict Employees from participating in certain outside activities or interests. Employees are responsible for reporting outside activities and interests as described in this policy and for obtaining permission for such activities. The below requirements are applicable to all Employees.

•	Employees must seek approval from Compliance prior to engaging in any of the following outside activities:

•	Ownership (partial or full) of privately-held for-profit businesses

•	Serving as a director, trustee, officer, or partner of a for-profit business

•	Serving as a director, trustee, or officer of certain not-for-profit organizations

•	Accepting political appointments or elected offices

•	Engaging in certain outside employment

•	Engaging in certain speaking engagements, writing assignments, or making presentations

•	Employees are required to adhere to any and all limitations established as conditions for approval, should any exist.

•	Employees must obtain annual re-approval of their outside activities, as facts and circumstances can change from year to year.

•	Employees may not use CenterSquare’s time or assets to benefit the outside organization, unless they are serving at the request of CenterSquare.

Additional details of outside activity types are described below.

1.	Employee Ownership of a For-Profit Business

If an Employee owns or wishes to own a for-profit business (solely or as a partial owner), pre-approval from Compliance is required.

Note: Businesses created solely for the purpose of holding real estate are generally excluded from this requirement, subject to Compliance review to ensure investments made do not conflict with CenterSquare’s investment strategy and investments suitable for client accounts. Contact Compliance with any questions.

2.	Service as a Director, Trustee, Officer, or Partner of a For-Profit Business or for a Not-For-Profit Organization

If an Employee wishes to serve as a Director, Trustee, Officer, or Partner of any for-profit business or for certain not-for-profit organizations, the Employee must seek prior approval. If an Employee wishes to serve as a Director, Trustee, Officer, or Partner for a:

•	For-Profit Business – Employee is required to receive pre-approval from the CCO

•	Not-For-Profit Organization – Employee is required to receive pre-approval only if any of the following exist:

•	Employee will receive compensation (monetary or otherwise)

•	CenterSquare has an existing or proposed business relationship with the organization

•	CenterSquare requests the Employee to serve

•	The entity is a trade or industry organization (e.g., Financial Industry Regulatory Authority or the CFA (Chartered Financial Analyst) Institute)

Generally, advisory board positions are not reportable and subject to pre-approval; however, if an Employee wishes to serve on the advisory board of a business or organization within the financial services industry or if there is a client-business relationship between the outside business/organization and CenterSquare, contact Compliance for guidance regarding whether pre-approval is required.

An Employee should be aware that under certain circumstances, the Employee may be prohibited from accepting any form of compensation (monetary or otherwise).

3.	Political Activities, Appointments, and Elected Positions

If an Employee would like to engage in any political activity, including accepting political appointments or running for an elected office, the Employee is required to seek pre-approval. Approval must be obtained prior to becoming a candidate for elective office or accepting a political appointment. Elected positions include those that are voted on by the community at large in a public election. Political appointments include any position to which the Employee is selected or confirmed by a government official.

4.	Outside Employment

If an Employee is seeking employment outside of the work the Employee performs on behalf of CenterSquare, the Employee must observe the following requirements and restrictions:

•	The Employee must seek approval for any of the positions listed below.

•

Any position that requires the use of a license even if that license is not required for the Employee to perform their current duties (e.g., the Financial Industry Regulatory Authority, Inc., real estate, insurance, certified accountant, attorney)

•	A tax preparer, advisor, or investment counselor

•	Any position in the financial services industry

•	Any position that:

•	Competes with CenterSquare’s activities or diverts, or has the potential to divert, business away from CenterSquare

•	Appears to be of a similar nature to current CenterSquare job duties, involving a “knowledge transfer” to the outside employment position

•	Significantly encroaches on time or attention devoted to the Employee’s duties as a CenterSquare Employee

•	Adversely affects the quality of the Employee’s work or influences the Employee’s judgment when acting on behalf of CenterSquare

•	Harms or impairs CenterSquare’s financial or professional reputation

•	Serving as an expert witness, industry arbitrator, or other similar litigation support unrelated to CenterSquare

•	Any position that otherwise presents an actual or apparent conflict of interest

•	Employees are prohibited from:

•	Accepting outside employment with clients, competitors, vendors, or suppliers that the Employee deals with in the normal course of the Employee’s job duties

5.	Speaking Engagements, Writing Assignments, or Other Outside Presentations

For speaking engagements, writing assignments, or other outside presentations related to CenterSquare:

If an Employee performs public speaking, accepts a writing assignment, or agrees to make a presentation related to his/her CenterSquare job duties or to the financial services industry, regardless of whether he/she was specifically requested to do so, the requirements below must be followed:

•

The Employee must seek pre-approval for any form of compensation, accommodation, or gift the Employee or the Employee’s Immediate Family Members receive. Employees may not be permitted to retain the compensation, accommodation, or gift if it is valued at $100 or more (or local currency equivalent). Non-cash awards valued under $100 or items with little intrinsic value (e.g., plaques, certificates and trophies) may generally be retained but must be reported to the Employee’s manager.

•

An Employee’s presentation materials, articles, or other written work must be reviewed and approved by Client Services and appropriate level of management that has the topical subject matter expertise.

•	Employees may not use any proprietary or confidential information.

If an Employee makes an oral presentation (including online video posts), writes a magazine article (including online blogs and journaling), lectures, or renders charitable or professional services unrelated to the Employee’s job duties at CenterSquare or the financial services industry, the Employee must follow the requirements below:

•	The Employee may not represent that their views are endorsed by CenterSquare.

•	The Employee may not imply CenterSquare’s sponsorship or support.

•	The Employee’s services may not adversely affect CenterSquare’s reputation.

D.	Employee Reporting

CenterSquare Employees are required to certify their compliance with the reporting requirements of the Code, by completing a Quarterly Compliance Questionnaire. This questionnaire was designed to confirm compliance with all major provisions of the Code, including but not limited to: Conflicts of Interest, including Gifts and Entertainment, Outside Activities, and Political Contributions; Insider Trading Policies and Procedures; Other Code Provisions; and Personal Securities Trading Policies.

V.	Other Code Provisions

A.	Additional Restrictions Under Rule 17j-l(a) Under the 1940 Act

As an Adviser to Investment Companies, no Supervised Person may:

•	Employ any device, scheme or artifice to defraud any client of the Adviser (including the Funds and their shareholders);

•

Make to any client of the Adviser (including the Funds and their shareholders) any untrue statement of a material fact or omit to state to such client (including the Funds and their shareholders) a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser (including the Funds and their shareholders); or

•	Engage in any manipulative practice with respect to any client of the Adviser (including the Funds and their shareholders).

Any violation of the above shall be considered a violation of this Code.

B.	Confidentiality of Information

Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by the Adviser on behalf of any client or funds, whether or not actually authorized as well as portfolio holdings of any client of funds, must be kept confidential. Employees of CenterSquare shall not divulge to any person contemplated or completed securities transactions of any client or fund managed by CenterSquare, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge or is required by law. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by the Adviser. In addition, information about clients of funds, which includes a client’s or investor’s identity and financial information, is confidential and must not be disclosed without the express written consent of the client. Employees of CenterSquare must use care in keeping information confidential. Any violation of these confidentiality requirements shall be a violation of this Code.

C.	Whistleblower Provisions

CenterSquare requires all officers, Employees, and other associated persons to observe the highest ethical standards when exercising their respective job responsibilities on behalf of the firm and its clients. Illegal, fraudulent, or otherwise unethical conduct will not be tolerated from anyone associated with CenterSquare, regardless of their stature within the firm.

Any known or suspected instances of illegal, fraudulent, or otherwise unethical conduct must be reported to the CCO. If the CCO is unavailable then the report should be made to the Chief Executive Officer (CEO). The CCO or CEO will utilize all means necessary to investigate and, if required, remedy the alleged misconduct. All officers, Employees, or other associated persons always retain the right to make a report directly to the Securities and Exchange Commission. Any Employee has the right to raise potential issues directly with company regulators, regardless of any other policies or non-disclosure agreements.

Any person(s) who is the subject of the alleged misconduct is prohibited from employing any retaliatory means against the person who made the report of the alleged misconduct.

Any: (i) employee of the Adviser; or (ii) other interested party, may submit a good faith complaint or concern (each, a “Report,” and such person making a Report, a “Reporting Person”) regarding any Adviser activities that may evince, among other things: (x) a violation of any federal or state securities laws applicable to the Adviser or its business (generally, “Applicable Law”); (y) a breach of any fiduciary duty arising under Applicable Law; or (z) a violation by any Adviser personnel (including its officers, directors, partners, employees or agents) in respect of the foregoing clause (x) or (y). Any Report should be submitted to the CCO, or if the subject of the Report is the CCO, the Report should be submitted to the Chief Executive Officer (“CEO”). The CCO shall share with the Adviser’s Board of Directors any Report involving the CEO. If requested by the Reporting Person, the Report and the identity of the Reporting Person will be kept confidential by those involved in considering and investigating the Report, unless required by law or judicial or other legal process.

Investigations of a Report will be conducted as promptly as practicable, taking into account the nature and complexity of the Report. Investigations will be conducted under the direction of the General Counsel and CCO unless the General Counsel/CCO is the subject of a Report, in which case the investigation will be conducted under the direction of the CEO or his designee. The investigators may seek the assistance of other Firm management who are not the subject of the Report. Outside counsel and other advisors may be retained as deemed necessary or desirable in connection with any investigation of a Report. The Firm’s Board of Directors will be kept apprised of important developments in any material investigation.

The General Counsel/CCO (or other person leading the investigation) will recommend appropriate responses and corrective actions, if any, based on the findings of the investigation. The Board of Directors will be informed of the results of any material investigation. The General Counsel/CCO or other appropriate person will update, to the extent appropriate and practicable, the Reporting Person to inform him or her of the status of the investigation and its outcome.

No Reporting Person who, in good faith, makes a Report shall suffer retaliation or adverse employment consequence because of a Report, and the General Counsel/CCO shall monitor the status of the Reporting Person to confirm the foregoing. Any Adviser personnel who retaliate against a Reporting Person in connection with a Report made in good faith is subject to discipline, including the possible termination of employment.

A Report must, however, be made in good faith and based on reasonable grounds. Any allegations that prove to have been made maliciously or knowingly to be false will be viewed as a disciplinary offense.

Nothing in this Policy prohibits an Employee from reporting possible violations of Applicable Law directly to the SEC or other applicable governmental agency.

D.	Social Media

Employees need to be aware that posting of any information about the firm on a social media site may be considered advertising and, as such, subject the firm to SEC advertising rules.

Please refer to the CenterSquare Social Media Policy for related policies and procedures.

VI.	Personal Securities Trading Policies

A.	Introduction/Purpose

The Adviser’s Access Persons are subject to certain laws and/or regulations governing the personal trading of securities/financial instruments (collectively referred to as “securities” throughout this policy) including the securities laws of various jurisdictions pursuant to Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the 1940 Act. In order to ensure that all Access Persons’ personal investments are free from conflicts of interest and are in full compliance with the laws and regulations of all jurisdictions in which the Adviser does business, the Adviser has established limitations on personal trading. This section describes the requirements and restrictions related to personal securities transactions.

B.	Applicability and Scope

Each Access Person as designated by the CCO agrees to be bound by its provisions are subject to these policies and procedures. This includes all full-time and part-time, benefited and non-benefited, and exempt and non-exempt Employees. The policy’s applicability to consultants and contract or temporary Employees (including interns) is determined on a case-by-case basis by the CCO.

C.	Policy Details/Discussion

a)	Compliance with this Policy

Any Employee or agent of the Adviser may be held personally liable for any improper or illegal acts committed during the course of their employment; non-compliance with this policy may be deemed to encompass one of these acts. Accordingly, Employees must read this policy and comply with the spirit and the strict letter of its provisions. Failure to comply may result in the imposition of serious sanctions, which may include, but are not limited to, the disgorgement of profits, cancellation of trades, selling of positions, suspension of personal trading privileges, dismissal, and referral to law enforcement or regulatory agencies.

The provisions of the policy have worldwide applicability and cover trading in any part of the world, subject to the provisions of any controlling local law. To the extent any particular portion of the policy is inconsistent with, or in particular less restrictive than such laws, Employees must consult with Compliance.

To report a known or suspected violation of this policy, immediately contact Compliance.

b)	CenterSquare Personal Trading Restricted Securities List

As a risk mitigant, Access Persons are prohibited from holding securities in discretionary accounts that are part of CenterSquare’s universe of investable public securities. Securities that are held, or may be held, by client accounts are reported in CenterSquare’s Personal Trading Restricted Securities List and serves to prohibit Access Persons from preclearance of restricted securities.

c)	General Requirements

The following general requirements apply to all Employees of the Company. In addition to the below standards of conduct, Access Persons must also comply with the additional requirements as described in the next section of this policy (See Additional Requirements).

a)	Fiduciary Duty

The Company and its Employees may owe a fiduciary duty to every client. Among the duties that an Employee owes a client when acting as a fiduciary on their behalf is not to engage in personal securities transactions that may be deemed to take inappropriate advantage of his/her position in relation to that client. Employees must be mindful of this obligation, use their best efforts to honor it, and report promptly to Compliance any Company Employee that fails to meet this obligation.

b)	Protecting Material Non-public Information and Compliance with Securities Laws

Employees, in carrying out job their responsibilities, must, at a minimum, comply with all applicable legal requirements and securities laws. Employees may receive information about the Company, its clients, or other parties that for various reasons must be treated as confidential. With respect to these parties, Employees are not permitted to divulge to anyone (except as may be permitted in accordance with approved procedures) current portfolio positions (different rules will determine what is deemed to be “current”), current or anticipated portfolio transactions, or programs or studies of the Company or any client. Employees must comply with measures in place to preserve the confidentiality of information.

c)	Prohibitions Against Insider Trading

Employees and the members of their household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, non-public information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Employees and members of their household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material non-public information about the issuer or security. Information is considered “material”

if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a client may invest. Information is considered non-public until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

Unlawful disclosure/Tipping laws may apply to any person who passes along MNPI upon which a trade or order is based. Employees who possess MNPI about an issuer of securities (whether that issuer is the Company, another company, a client or supplier, any fund or other issuer) must not trade in that issuer’s securities, either for their own accounts or for any account over which they exercise investment discretion.

Employees who possess MNPI about an issuer of securities must not induce another person to engage in insider trading or trade where the person using the recommendation or inducement knows or ought to know that it is based upon MNPI.

Refer to the Company’s Securities Firewalls Policy for guidance in determining when information is material and/or nonpublic and how to handle such information.

d)	Trading in Securities

Employees must be sensitive to any impropriety in connection with their personal securities transactions in securities of any issuer, including those owned indirectly (see Indirect Ownership in Section II of this Code, Definitions). In addition, Employees are prohibited from Front Running and Scalping.

e)	Spread Betting

Taking bets on securities pricing to reflect market movements activities as a mechanism for avoiding the preclearance restrictions on personal securities trading arising under the provisions of this policy is prohibited. Such transactions themselves constitute transactions in securities for the purposes of the policy and are subject to all of the provisions applicable to other non-exempted transactions.

f)	Initial Public Offerings

Employees are prohibited from acquiring securities in a Personal Trading Account through an allocation by the underwriter of an initial public offering (IPO). Any questions as to whether a particular offering constitutes an IPO, should be directed to Compliance before submitting an indication of interest to purchase the security.

g)	Private Placements

•

Acquisition – Employees are prohibited from acquiring any security in a Private Placement unless the Employee obtains prior written approval from Compliance. In order to receive approval, Employees must complete and submit to Compliance the Private Placement Form, which can be found in BasisCode or by sending an email to Compliance.

•

Subsequent Actions – Should an Employee participate in any subsequent consideration of credit for the issuer or of an investment in the issuer for an advised account, the Employee is required to disclose their investment to Compliance. The decision to transact in such securities for an advised account is subject to independent review.

D.	Additional Requirements

In addition to the General Requirements described above, Access Persons are also subject to the following requirements:

1.	Monitored Personal Trading Activity

In order to ensure compliance with securities laws and to avoid even the appearance of a conflict of interest, Compliance monitors the personal trading activities of Access Persons that maintain Personal Trading Accounts via an automated personal securities trading system called BasisCode. Personal Trading Accounts include discretionary accounts with Direct or Indirect Ownership and includes accounts that have the capability of holding Reportable Securities, whether or not the account currently holds Reportable Securities. Compliance will grant Access Persons secure access to the system so that they can fulfill their personal securities trading reporting requirements as described below.

2.	Exceptions to Reporting Requirements

No Access Person is required to submit:

(i)

any report with respect to covered securities held in a personal account over which the employee “had no direct or indirect influence or control” (e.g., a blind trust). Recent SEC staff guidance addressing such accounts states that the SEC staff believes that the fact that an employee provides a trustee with management authority over a trust for which he or she is grantor or beneficiary, or provides a third-party manager discretionary investment authority over his or her personal account, by itself, is insufficient for an adviser to reasonably believe that the employee had no direct or indirect influence or control over the trust or account for purposes of relying on the reporting exception; or

(ii)

a transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

3.	Managed Accounts

Access Persons may open and maintain Managed Accounts with brokers including non-approved brokers. The requirements listed under this Additional Requirements section do not apply to Managed Accounts. Generally, a Managed Account is an account in which the Employee has a beneficial interest but no direct or indirect control over the investment decision making process. It may be exempted from preclearance and reporting procedures only if Compliance is satisfied that the account is truly non-discretionary (i.e., the Employee has given total investment discretion to an investment manager and retains no ability to influence specific trades).

Access Persons are required to submit their discretionary investment management agreement, their Managed Account broker name and account numbers, and the Access Persons and broker must provide an attestation that the account is truly discretionary. Access Persons are also required to complete an annual certification regarding Managed Accounts, which is included as Appendix B. In addition, Access Persons are required to provide copies of statements to Compliance when requested. This certification will be completed in BasisCode.

4.	Personal Securities Trading Reporting

a)	Initial and Annual Reporting (Holdings Reports and Attestation)

Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report. The report should either be in hardcopy or completed within the personal securities trading system, BasisCode. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number and number of shares of each Reportable Security in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Covered Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted prior to 30 days after the end of the most recent completed calendar year end and must reflect actual holdings as of the end of the most recent completed calendar year. All Access Persons must also complete an Initial and Annual Attestation statement (see the Initial/Annual Employee Certification form included as Appendix D).

b)	Quarterly Reporting (Transaction Reports)

Each Access Person shall complete quarterly transaction reporting and certifications in BasisCode showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Reportable Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding quarter. Such reports shall be filed no later than 30 days after the end of each calendar quarter.

5.	Updating the Company’s Personal Trading System

a)	New Accounts

Access Persons are responsible for adding to the Company’s personal securities trading system as soon as possible any new Personal Trading Accounts that are opened after the initial broker accounts report has been submitted. This requirement applies to both Direct and Indirect Ownership Personal Trading Accounts and also includes any Self-Directed Accounts.

b)	Gifts and Inheritances

Access Persons who give or receive a gift of Reportable Securities (excluding Exempt Securities) or receive an inheritance that includes Reportable Securities (excluding Exempt Securities) must report the activity in the Company’s personal securities trading system within 10 calendar days. The report must disclose the name of the person receiving or giving the gift or inheritance, date of the transaction, and name of the broker through which the transaction was effected (if applicable). A gift of Reportable Securities must be one where the donor does not receive anything of monetary value in return.

c)	Updating Holdings

Access Persons are required to update in the Company’s personal securities trading system any changes to their Reportable Securities holdings that occur as a result of corporate actions, dividend reinvestments, or similar activity that may not be automatically updated in the system. These adjustments must be reported as soon as possible, but no less than annually.

Access Persons living outside the U.S. are required to manually update their holdings in the Company’s personal securities trading system and provide Compliance with duplicate brokerage account statements. Pertaining to Access Persons living outside the U.S., Compliance will review all brokerage account statements, Initial Holdings, and Quarterly/Annual Holdings Reports to detect violations to Company Policy. It is the responsibility of all Access persons, to ensure that Compliance is in the receipt of timely and complete reports.

6.	Approved Broker-Dealers

All U.S.-based Access Persons must maintain any Direct or Indirect Ownership Personal Trading Accounts that may hold Reportable Securities at specific broker-dealers that have been approved by the Company. These approved broker-dealers will provide electronic feeds that will automatically update Reportable Securities. Refer to Appendix C for a list of Company Approved Brokers. Access Persons living outside the U.S. are not subject to this requirement. Any exceptions to this requirement must be approved, in writing, by the CCO.

7.	Account Statements and Trade Confirmations

U.S.-based Access Persons who receive an exception to the approved broker-dealer requirement or who are in the process of moving their Personal Trading Account(s) to an approved broker-dealer must instruct their non-approved broker-dealer, trust account manager, or other entity holding their securities to submit duplicate statements and trade confirmations directly to Compliance. Non-U.S.-based Access Persons are required to submit their trade confirmations/contract notes and account statements to Compliance. This requirement applies to both Direct and Indirect Ownership accounts and includes any account that has the capability of holding Reportable Securities (excluding Exempt Securities) regardless of what the account is currently holding.

For Reportable Securities held outside of a Personal Trading Account (such as those held directly with an issuer or maintained in paper certificate form), Access Persons must comply with the Company’s request to confirm transactions and holdings.

8.	Proprietary Funds

Transacting in Proprietary Funds are Reportable Securities for Access Persons. Refer to Appendix A for a list of Proprietary Funds. As such, Access Persons are required to report in the personal securities trading system any Proprietary Funds held in brokerage accounts or held directly with the mutual fund company.

9.	Preclearing Trades in the Personal Securities Trading System

Access Persons are required to receive preclearance approval in the Company’s Personal Securities Trading system prior to executing trades in all Reportable Securities (excluding Exempt Securities). Access Persons must preclear trades in Proprietary Funds. See below for more details regarding trade preclearance requirements.

Trade Preclearance Requirements:

Access Persons are required to preclear trades as noted above. Employees not classified as Access Persons are not subject to the below trade preclearance requirements.

General Preclearance Requirements:

a)	Obtain Preclearance Prior to Initiating a Transaction

In order to trade Reportable Securities, Access Persons are required to submit a preclearance request in the Company’s personal securities trading system and receive notice that the preclearance request was approved prior to placing a security trade. Unless expressly exempt (see exemptions below), all securities transactions are covered by this preclearance requirement. Although preclearance approval does not obligate an Employee to place a trade, preclearance should not be made for transactions the Employee does not intend to make. Employees may not discuss the response to a preclearance request with anyone (excluding any account co-owners or indirect owners).

b)	Execute Trade Within Preclearance Window (Preclearance Expiration)

Preclearance authorization will expire at the end of the second business day after it is received. The day authorization is granted is considered the first business day. See example below.

Example:

An Access Person requests and receives trade preclearance approval on Monday at 3 PM EST. The preclearance authorization is valid until the close of business on Tuesday.

Note of Caution:

Employees who place “limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders are cautioned that transactions receiving preclearance authorization must be executed before the preclearance expires. At the end of the preclearance authorization period, any unexecuted order must be canceled. A new preclearance authorization may be requested; however, if the request is denied, the trade order with the broker-dealer must be canceled immediately.

c)	Exemptions from the Requirement to Preclear

Preclearance is not required for the following security transactions:

•	Exempt Securities as defined in the Definitions in Section II of this Code.

•	Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, and financial futures (excluding stock and narrow-based stock index futures).

•

Involuntary on the part of an Employee (such as stock dividends or sales of fractional shares); however, sales initiated by brokers to satisfy margin calls are not considered involuntary and must be precleared.

•	Pursuant to the exercise of rights (purchases or sales) issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer.

•	Sells effected pursuant to a bona fide tender offer.

•	Pursuant to an Automatic Investment Plan.

10.	Profit Disgorgement on Short-Term Trading

Any profits recognized from purchasing then selling or selling then purchasing the same or equivalent (derivative) Reportable Securities within any 60 calendar day period must be disgorged. For purposes of disgorgement, profit recognition is based upon the difference between the most recent purchase and sale prices for the most recent transactions. Accordingly, profit recognition for disgorgement purposes may differ from the capital gains calculations for tax purposes. The disposition of any disgorged profits will be at the discretion of the Company, and the Employee will be responsible for any tax and related costs.

11.	Prohibition of Short-Selling Securities

Employees may not Short Sell securities in their Personal Trading Accounts.

12.	Trading Frequency

Access Persons should limit personal trades to 25 trades per calendar quarter. A trade in the same security in multiple accounts on the same day may count as one trade.

VII.	Code Violations

Violations of any aspect of this Code require immediate reporting to CenterSquare’s CCO. For violations of personal securities trading policies, the CCO holds discretionary authority to revoke personal trading privileges for personal trading violations, including multiple violations of policy.

Non-compliance with this Code may result in one or more of the following:

•	Written notification with copies provided to CenterSquare’s Senior Management;

•	Escalation to CenterSquare’s Board of Directors and/or CenterSquare’s Business Risk and Compliance Committee;

•	Employee non-compliance may affect performance/compensation reviews and ultimately compensation

•	Repeat personal security trading violations may result in one or more of the following:

•	suspension of trading privileges

•	Selling of positions and disgorgement of profits

Serious violations including fraud or theft or continued repeated violations of this Code may result in dismissal of an Employee or other employment actions and potential referral to law enforcement.

Appendix A

Proprietary Funds List

Full Legal Name of Public Fund	Ticker Symbol	Security Identifier Type (ISIN or CUSIP or SEDOL) CUSIP= 9 Characters, ISIN= 12 Characters, SEDOL= 7 Characters
Asset Management One Co. Ltd US Preferred REIT Fund (Dynamic Hedge)	4731414C	JP90C000B7H9

Asset Management One Co. Ltd US Preferred REIT Fund (Hedged)	4731514C	JP90C000B7J5

Asset Management One Co. Ltd US Preferred REIT Fund (Non-Hedged)	4731614C	JP90C000B7K3

Nomura Global REIT Premium Currency Select Monthly Dividend	01312124 JP

Nomura Global REIT Premium Currency Select Semi-Annual Dividend	01314124 JP

Nomura Global REIT Premium JPY Monthly Dividend	01311124 JP

Nomura Global REIT Premium JPY Semi-Annual Dividend	01313124 JP

AMG Managers CenterSquare Real Estate I	MRASX	00170J698

AMG Managers CenterSquare Real Estate Z	MREZX	00170J680

AMG Managers Real Estate Securities Fund	MRESX	00170J748

BNY Mellon Global FUNDS PLC - GLOBAL Property Securities Fund J A H	B56J481	IE00B56J4815

BNY Mellon Global FUNDS PLC - GLOBAL Property Securities Fund J D H	B52TXL1	IE00B52TXL19

BNY MELLON GLOBAL FUNDS, BNY MELLON GLOBAL PROPERTY SECURITIES FUND EURO A	B2PPLQ6	IE00B2PPLQ62

BNY MELLON GLOBAL FUNDS, BNY MELLON GLOBAL PROPERTY SECURITIES FUND EURO A	B2PPLQ6	IE00B2PPLQ62

BNY MELLON GLOBAL FUNDS, BNY MELLON GLOBAL PROPERTY SECURITIES FUND EURO C	B2PPLS8	IE00B2PPLS86

BNY MELLON GLOBAL FUNDS, BNY MELLON GLOBAL PROPERTY SECURITIES FUND USD A	B2PPLR7	IE00B2PPLR79

BNY MELLON GLOBAL FUNDS, BNY MELLON GLOBAL PROPERTY SECURITIES FUND USDC	B2PPLT9	IE00B2PPLT93

BNY MELLON GLOBAL FUNDS, BNY MELLON GLOBAL PROPERTY SECURITIES GBPI(HEDGED)	B2PPLW2	IE00B2PPLW2

State Street Real Estate Securities V.I.S Fund (formerly GE Investments Real Estate Securities Fund)	SSRSX	361972607

Griffin Institutional Access Real Estate Fund	GIREX	US39822J1025

Mercer Listed Property Fund

SEI Institutional Managed Trust - Real Estate Fund	SETAX	783925472

SEI INSTL MGD TRUST REAL ESTATE I	SEIRX	783925373

SEI Real Estate Y (SIMT)	SREYX	78413L878

DREYFUS GLOBAL INFRASTRUCTURE FUND CL A	DGANX	US2619862699

DREYFUS GLOBAL INFRASTRUCTURE FUND CL C	DGCNX	US2619862517

DREYFUS GLOBAL INFRASTRUCTURE FUND CL I	DIGNX	US2619862442

DREYFUS GLOBAL INFRASTRUCTURE FUND CL Y	DYGNX	US2619862368

DREYFUS GLOBAL REAL ESTATE SECURITIES FUND CL A	DRLAX	261986616

DREYFUS GLOBAL REAL ESTATE SECURITIES FUND CL C	DGBCX	261986590

Variable Portfolio-CenterSquare Read Estate Fund, a series of Columbia Funds Variable Series Trust II

PineBridge US REIT Mother Fund Code

VA US REIT Mother Fund 1

Appendix B

Managed Accounts Annual Certification

The following represents the annual certification required by employees that have Managed Accounts:

By signing below, I acknowledge and certify that:

•

I have supplied Compliance with a copy of the managed account agreement(s) along with any amendments thereto and received their formal written approval to maintain the account(s). I have no direct or indirect influence or control over the account(s).

•

Since receiving approval from Compliance to maintain the account(s), I neither directly or indirectly suggested nor directed my (trustee; discretionary investment adviser) to purchase or sell any particular security or securities. In addition, I have not directly or indirectly suggested nor directed my (trustee; discretionary investment adviser) to allocate the assets of the account(s) in a manner that allowed me know that a particular security or securities were being purchased or sold.

•	I agree to immediately contact Compliance if my ability to direct or control the account(s), or any of the information supplied about the account(s), should change.

•	I agree to supply, upon request, account statements relating to the account(s) showing all holdings and transactions for the periods requested.

Signature	Date

Printed Name

Appendix C

Approved Brokers List

1.	Charles Schwab (San Francisco, CA)
2.	E-Trade
3.	Fidelity
4.	Fidelity Investments (Boston, MA)
5.	Interactive Brokers (Greenwich, CT)
6.	Merrill Lynch (New York, NY)
7.	Merrill Lynch Merrill Edge – Investments
8.	Morgan Stanley – ClientServ
9.	Scottrade
10.	TD Ameritrade (Forth Worth, TX)
11.	TD Ameritrade Inc. – Investments
12.	UBS AG (Switzerland)
13.	Vanguard
14.	Vanguard Investments
15.	Wells Fargo Advisors

Note: The Approved Broker List is subject to change as CenterSquare Compliance may determine a need to add or remove approved brokers to meet regulatory requirements.

Appendix D

Initial/Annual Employee Certification

ACKNOWLEDGMENT OF RECEIPT OF COMPLIANCE MANUAL, CODE OF ETHICS, INSIDER TRADING POLICIES & ANNUAL CERTIFICATION

Please specify:            ☐  Initial Report             or            ☐  Annual Renewal

1.	Acknowledgement

I acknowledge that I have received a copy of the current Compliance Manual, Code of Ethics, and Securities Firewall Policies, and I represent that:

a.	I have read its terms and understand that I am fully subject to its provisions.

b.

I have specifically read the Code of Ethics and I understand that it applies to me and to all Reportable Securities in which I have or acquire a Direct or Indirect Ownership. I have read the definitions of “Direct Ownership” and “Indirect Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have Indirect Ownership in Reportable Securities owned by members of my household and that transactions effected by members of my household may therefore be subject to this Code of Ethics.

c.

I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Chief Compliance Officer and/or Board of Directors (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

d.	I will comply with the Compliance Manual, Code of Ethics, and the Securities Firewall Policy in all respects.

CenterSquare personnel provide training on the Compliance Manual and Code of Ethics annually to each Covered Person. However, each person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of his/her own volition.

Signature	Date

Printed Name